Kohl's Corporation Reports First Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May 12, 2016-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter ended April 30, 2016.

($ in millions)	2016	2015	Change
Sales	$3,972	$4,123	(3.7)%
Comparable store sales	(3.9)%	1.4%	-
Gross margin	35.5%	36.9%	(139) bp
Selling, general, and administrative expenses	$1,008	$1,016	(1)%
Reported
Net income	$17	$127	(87)%
Diluted earnings per share	$0.09	$0.63	(86)%
Excluding impairments, store
closing and other costs
Net income	$58	$127	(55)%
Diluted earnings per share	$0.31	$0.63	(50)%

Kevin Mansell, Kohl's chairman, chief executive officer and president, said, "First quarter sales were challenging.  Despite the sales environment, we were able to manage our gross margin and inventory levels consistent with our expectations as we took the markdowns necessary to clear excess inventory.  We managed our expenses effectively throughout the quarter as every area contributed to our savings versus our plan."

Dividend
On May 11, 2016, the Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.50 per share.  The dividend is payable June 22, 2016 to shareholders of record at the close of business on June 8, 2016.

Store Update
Kohl’s ended the quarter with 1,167 stores in 49 states, compared with 1,164 stores at the same time last year.

First Quarter 2016 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on May 12, 2016. The phone number for the conference call is (800) 230-1074. Replays of the call will be available for 30 days by dialing (800) 475-6701. The conference ID for both the live call and the replay is 386534. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised nearly $300 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares.  For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Connect with Kohl’s:
Facebook (http://www.facebook.com/Kohls)
Twitter (http://twitter.com/Kohls)
Google+ (http://plus.google.com/+Kohls)
Pinterest (http://pinterest.com/Kohls)
Instagram (http://instagram.com/Kohls)
YouTube (http://www.youtube.com/Kohls)

Contacts
Investor Relations:
Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:
Jennifer Johnson, VP Corporate Communications, (262) 703-5241

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
Net sales	$3,972	$4,123
Cost of merchandise sold	2,560	2,600

Gross margin	1,412	1,523

Operating expenses:
Selling, general, and administrative	1,008	1,016
Depreciation and amortization	234	227
Impairments, store closing and other costs	64	—

Operating income	106	280

Interest expense, net	79	84

Income before income taxes	27	196
Provision for income taxes	10	69

Net income	$17	$127

Basic net income per share	$0.09	$0.64
Average number of shares	183	200

Diluted net income per share	$0.09	$0.63
Average number of shares	184	202

As a percent of net sales:
Gross margin	35.5%	36.9%
Selling, general and administrative expenses	25.4%	24.6%
Operating income	2.7%	6.8%
Net income	0.4%	3.1%

Excluding impairments, store closing
and other costs
Net income	$58	$127
Diluted net income per share	$0.31	$0.63
As a percent of net sales:
Operating income	4.3%	6.8%
Net income	1.5%	3.1%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	April 30, 2016	May 2, 2015
Assets
Current assets:
Cash and cash equivalents	$423	$1,195
Merchandise inventories	4,084	4,165
Other	348	338

Total current assets	4,855	5,698

Property and equipment, net	8,230	8,518
Other assets	219	237

Total assets	$13,304	$14,453

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,346	$1,645
Accrued liabilities	1,126	1,140
Income taxes payable	48	87
Current portion of capital lease
and financing obligations	127	113

Total current liabilities	2,647	2,985

Long-term debt	2,793	2,780
Capital lease and financing obligations	1,770	1,840
Deferred income taxes	239	275
Other long-term liabilities	558	556
Shareholders' equity	5,297	6,017

Total liabilities and shareholders' equity	$13,304	$14,453

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)
	Three Months Ended
	April 30, 2016	May 2, 2015
Operating activities
Net income	$17	$127
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	234	227
Share-based compensation	12	14
Excess tax benefits from share-based compensation	—	(9)
Deferred income taxes	(18)	(23)
Other non-cash revenues and expenses	7	10
Impairments, store closing and other costs	64	—
Changes in operating assets and liabilities:
Merchandise inventories	(44)	(349)
Other current and long-term assets	(15)	28
Accounts payable	95	134
Accrued and other long-term liabilities	(125)	(69)
Income taxes	(87)	12
Net cash provided by operating activities	140	102

Investing activities
Acquisition of property and equipment	(177)	(176)
Other	3	1
Net cash used in investing activities	(174)	(175)

Financing activities
Treasury stock purchases	(126)	(147)
Shares withheld for taxes on vested restricted shares	(12)	(18)
Dividends paid	(91)	(90)
Capital lease and financing obligation payments	(31)	(27)
Proceeds from stock option exercises	6	134
Excess tax benefits from share-based compensation	—	9
Proceeds from financing obligations	4	—
Net cash used in financing activities	(250)	(139)

Net decrease in cash and cash equivalents	(284)	(212)
Cash and cash equivalents at beginning of period	707	1,407
Cash and cash equivalents at end of period	$423	$1,195